EXHIBIT 99.4

Important - Immediate Action Required
First PacTrust Bancorp, Inc.
Supplemental Order Form

Changes in the terms of the stock offering require that all subscribers who wish to purchase shares of First PacTrust Bancorp, Inc. in this conversion offering sign and return this form with payment to any Pacific Trust Bank branch office or the stock information center at 279 F Street, Chula Vista, California, 91910, so that it is received no later than 4:00 p.m., Chula Vista, California time on August xx, 2002. FAILURE TO RETURN A SUPPLEMENTAL ORDER FORM WILL RESULT IN YOU NOT RECEIVING ANY SHARES OF COMMON STOCK IN THE OFFERING. The minimum purchase is 25 shares or $300. The maximum number of shares of Common Stock subscribed for or purchased in all categories of the Conversion by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 41,666 shares.

(1)	Stock Registration (the stock will be registered as stated below):
	[Name] [Address] [City, State, Zip]	Order Number: Category: Original Shares Ordered: Original Order Amount: Amount Ordered by Account: Account Hold Release Amount: Amount Ordered by Check: Refund Amount: (excluding interest)

Stock Election:
(2)	Number of Shares	Price per Share X $12.00	Total Amount Due

(3)	Method of Payment:
Enclosed is a check, bank draft or money order payable to First PacTrust Bancorp, Inc. for $ ______________.
I authorize Pacific Trust Bank to make withdrawals from my certificate or savings account(s) (not checking accounts) shown below, and understand that the amounts will not otherwise be available for withdrawal:
	Account Number:	Amount ($)

I (we) hereby authorize fulfillment of my (our) order. Further, I (we) certify that my (our) order does not conflict with the purchase limitations in the plan of conversion (as described in the prospectus) and that any shares being subscribed for are for my (our) account only and that there is no present agreement or understanding regarding subsequent sale or transfer of such shares. In order to be effective, this supplemental order form must be properly completed and accompanied by payment or account withdrawal authorization and must be returned to the Bank.

If no supplemental order form with payment or withdrawal authorization is received prior to 4:00 p.m. on August XX, 2002, you will not receive any shares of common stock in this offering.

I (we) will take ownership of any shares in the form of ownership designated by me (us) at the time of my (our) original order. All signatures should appear exactly as on the original stock order form. The supplemental order form should be signed by all persons who signed the original stock order form. If less than all signatories appear on this form, First PacTrust Bancorp, Inc. reserves the right to treat the election as valid, but is not obligated to do so. If separate order forms were submitted for stock to be registered in separate titles, then a separate supplemental order form must be submitted for each order. The undersigned hereby affirms the representations made and the information provided in the stock order form previously submitted, and hereby acknowledges receipt of the prospectus dated May 14, 2002 and the prospectus supplement dated July XX, 2002.

Signature	(Title, if applicable)	Date	Signature	(Title, if applicable)	Date

If you have any questions, please call the Stock Information Center at (619) 691-9267.	Internal Use Only: Date: __________ Batch: __________	Order: __________	Check: Amount:	__________ __________	__________ __________